Exhibit 23.5

Paul Martin

P.O. Box 158
19409 National Trails Hwy.
Oro Grande, CA  92368

Consent of Expert

United States Securities and Exchange Commission

I, Paul Martin, a Professional Mining Engineer licensed to practice in Nevada, authored and prepared the information contained in an internal report for Goldrich Mining Company.

I hereby consent to the filing of the report with the Registration Statement of the Company on Form S-1 filed on or around December 30, 2010, and the use of and references to the subject matter of the reports contained therein.  I also consent to the use of my name in the Registration Statement in regard to preparation of the reports.

Dated:  4th day of January, 2011